Exhibit 99.1

NEWS RELEASE

Warner Chilcott Agrees to Terminate Existing Co-Promotion Agreement and

Acquire U.S. Rights to Enablex® Overactive Bladder Treatment for $400

Million in Cash

ARDEE, Ireland, September 24, 2010 – Warner Chilcott plc (NASDAQ: WCRX) today announced that it has agreed to terminate its existing co-promotion agreement with Novartis and signed a definitive agreement to purchase the U.S. rights to Enablex® from Novartis for $400 million in cash. Enablex (darifenacin) is a product indicated to treat adults with symptoms of overactive bladder, which had U.S. sales of approximately $190 million for the year ended December 31, 2009. The transaction remains subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act and other customary closing conditions, and is expected to close by the end of October 2010.

“This is an important step in expanding our presence in one of our key therapeutic segments,” said Roger Boissonneault, Warner Chilcott’s president and chief executive officer. “The acquisition of the U.S. rights to Enablex bolsters our franchise in the urology segment, provides us with greater control in promoting the product and demonstrates our ability to successfully add complementary assets to an already strong product portfolio.”

Warner Chilcott will make an upfront $400 million cash payment to Novartis and may be required to make future milestone payments aggregating up to $20 million. Novartis retains the rights to Enablex for all countries outside the U.S. At the closing of the transaction, Warner Chilcott will assume full control of sales and marketing of Enablex for the U.S. market, and expects to assume manufacturing control for the U.S. within three years.

Prior to this announcement, Warner Chilcott co-promoted Enablex with Novartis in the U.S. pursuant to an agreement that it assumed upon its purchase of the global branded prescription pharmaceuticals business of The Procter & Gamble Company in October 2009. Under the terms of the co-promotion agreement, Warner Chilcott and Novartis shared development and promotion costs relating to the U.S. Enablex business and Warner Chilcott received a contractual percentage of Novartis’ sales of Enablex in the U.S., which Warner Chilcott recorded on a net basis in “other revenue”. Under that agreement, Warner Chilcott was also obligated to incur an agreed upon amount for advertising, promotion and selling costs each fiscal year. Following completion of the transaction, Warner Chilcott will recognize all sales of Enablex in the U.S. as revenues, as well as all expenses relating to such sales. The Company expects this transaction will have a modestly accretive impact on the Company’s 2010 adjusted cash net income and adjusted cash net income per share following the closing.

Enablex was approved by the U.S. Food and Drug Administration in 2004 for the treatment of overactive bladder, and launched in 2005.

About Warner Chilcott

Warner Chilcott is a leading specialty pharmaceutical company currently focused on the gastroenterology, women’s healthcare, dermatology and urology segments of the North American and Western European pharmaceuticals markets. The Company is fully integrated with internal resources dedicated to the development, manufacturing and promotion of its products. WCRX-F.

Forward Looking Statements

This press release contains forward-looking statements concerning our operations, our anticipated financial performance and financial condition, and our business plans and growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by our forward-looking statements: our substantial indebtedness, including increases in the LIBOR rates on our variable-rate indebtedness above the applicable floor amounts; competitive factors in the industry in which we operate (including the approval and introduction of generic or branded products that compete with our products); our ability to protect our intellectual property; a delay in qualifying our manufacturing facilities that produce our products or production or regulatory problems with either third party manufacturers or API suppliers upon whom we may rely for some of our products or our own manufacturing facilities; pricing pressures from reimbursement policies of private managed care organizations and other third party payors, government sponsored health systems, the continued consolidation of the distribution network through which we sell our products, including wholesale drug distributors and the growth of large retail drug store chains; the loss of key senior management or scientific staff; adverse outcomes in our outstanding litigation or an increase in the number of litigation matters to which we are subject; government regulation, including domestic and foreign health care reform, affecting the development, manufacture, marketing and sale of pharmaceutical products, including our ability and the ability of companies with whom we do business to obtain necessary regulatory approvals; our ability to manage the growth of our business by successfully identifying, developing, acquiring or licensing new products at favorable prices and marketing such new products; our ability to obtain regulatory approval and customer acceptance of new products, and continued customer acceptance of our existing products; changes in tax laws or interpretations that could increase our consolidated tax liabilities; our ability to realize the anticipated opportunities from our acquisition of the global branded pharmaceuticals business from The Procter and Gamble Company; the other risks identified in our periodic filings including our Annual Report on Form 10-K for the year ended December 31, 2009, and from time-to-time in our other investor communications.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in our forward-looking statements may not occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as may be required by law.

Company Contact:	Rochelle Fuhrmann
Investor Relations
973-442-3281
rfuhrmann@wcrx.com